Exhibit 23.01

Consent Of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Carolina Trust BancShares, Inc.

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-224178) of our report dated March 27, 2018, with respect to the consolidated financial statements of Carolina Trust BancShares, Inc. as of December 31, 2017 and 2016, and for each of the years then ended, which report appears in the Carolina Trust BancShares Inc.’s 2017 Annual Report on Form 10-K, and to the reference to our firm under the capitation “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
April 18, 2018